Exhibit 10.8

TESSERA, INC.

Addendum to

TCC Master License Agreement

This Addendum is entered into as of Jan 31, 1997, between TESSERA, INC., a corporation organized under the laws of Delaware (“Tessera”) and HITACHI, LTD., a corporation organized under the laws of Japan (“Licensee”); modifies a certain TCC Master License Agreement (“Agreement”) by and between the parties dated July 7, 1994. Unless otherwise specified, all references to Licensee shall mean the Semiconductor and Integrated Circuits Division of Hitachi, Ltd. Both parties hereby agree as follows:

I. Definitions:

The terms used herein which are defined in the Agreement shall have the same meaning when used herein unless the context hereof shall otherwise require or provide. As used herein, the term “Effective Date” shall mean the date first above written.

II. Amendments to the Agreement:

The Agreement shall be amended as follows:

(1) Article I. U is added to include the definition of the Batch Technology, to read as follows:

U. The term “Batch Technology” as used herein means Technology including: (i) any method or result of U.S. Patent 5,518,964 (and related Patents) for bonding or connecting one or more substantially planar electrically conducting flexible elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and then forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming one or more flexible conducting elements on a flexible dielectric film and simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for forming or producing and/or connecting flexible electrical leads of a TCC package. Notwithstanding, the parties further expressly agree that any TCC package made and/or connected individually on an IC wafer before dicing by traditional wire bonding methods and/or tape automated bonding (“TAB”) gang bonding methods, is not included in Batch Technology.

(2) Article II. A is amended in its entirety to reflect a change in the Licensee rights, to read as follows:

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee’s agreement to the provisions hereof, including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable license to use the Technology including Tessera Patents to manufacture, or have manufactured, TCMT materials and TLS materials, and to package and assemble, or to have packaged and assembled, any ICs (including those ICs owned by others) as TCCs, and to sell or transfer such TCCs (and/or TCC assembly services) on world wide basis.

(3) Article II. D is added with reference to the exclusion of the Licensee rights for the Batch Technology, to read as follows:

D. Bath Technology Excluded. Notwithstanding any language herein or in the Agreement to the contrary, Batch Technology is excluded from the scope of the licensed Technology in this Addendum and the Agreement, and Licensee’s rights herein expressly exclude any right or license to make, use or sell any TCC or related IC package manufactured by or incorporating Batch Technology; provided, however, the parties agree that they shall negotiate in good faith the license terms and conditions of such Batch Technology, upon request of Licensee.

(4) Article III. B. (iii), (iv), (v) and (vi) are replaced by the following two paragraphs to reflect changed in running royalties to read as follows:

(iii) TCC Royalty. For sales or other transfers of any TCCs (Coarse Pitch, Fine Pitch, or High Performance), whether manufactured for sale or internal use, Licensee shall pay running royalties for the license granted in Paragraph II. A twice annually to Tessera during the term of the Agreement. Said royalty shall be calculated on Licensee’s total unit volume of IC bonds, leads, or equivalent connections made or bonded in TCCs or related IC packages under Tessera Patent. Said royalty shall be paid in the amount of [*] ($[*]) per each bond or connection made to an IC bond pad in said TCC or related IC packages made by or for Licensee hereunder.

(iv) MCMs and MCM Components. [*]

III. Limitations on Addendum:

This Addendum set forth herein are limited precisely as written and shall not be deemed (a) to be a consent to or waiver of any other term or condition of the Agreement, or (b) to prejudice any other right or rights which the parties now have or may have in the future under, or in connection with, the Agreement, as amended hereby. From and after the Effective Date, all references in the Agreement to the Agreement shall be deemed to be references to the Agreement after giving effect to this Addendum. In the event any of the provisions of the Agreement and this Addendum conflict, the provisions contained in this Addendum shall supersede the conflicting provisions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

For TESSERA, INC.:	For HITACHI, LTD.:

/s/ John W. Smith	/s/ Kosei Nomiya
John W. Smith, Jr. President and CEO	Kosei Nomiya Director General Manager Semiconductor & Integrated Circuits Division

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